FOR IMMEDIATE RELEASE:	EXHIBIT 99.1

Contact: Michael Shalom

Chief Executive Officer

(305) 512-1101

IFX Corporation Announces Stockholder

Approval of Going Private Transaction

Miami-August 7, 2003. IFX Corporation (OTCBB: FUTR.OB, www.ifx.corp) announced today that its stockholders approved a one-for 300 reverse split of the Company’s common stock. The reverse stock split takes effect at midnight tonight. In conjunction with the reverse stock split, the Company intends to deregister its common stock under the Securities Exchange Act of 1934, thereby effecting the going private transaction.

As of August 8, 2003, stockholders of record owning less than one share as a result of the reverse stock split will be entitled to receive cash in an amount equal to $0.12 per pre-split share instead of receiving fractional shares. Stockholders of record owning more than one share as a result of the reverse stock split will be entitled to receive one newly issued share of common stock for each 300 shares owned (including any fractional shares) prior to effectiveness of the reverse stock split.

Shortly after August 8, 2003, stockholders will receive instructions regarding the method of exchanging old stock certificates for new certificates or cash. Stockholders need not do anything with their stock certificates until they receive instructions. Computershare Trust Company of New York will act as the exchange agent for the purpose of implementing the exchange of stock certificates in the reverse stock split.

ABOUT IFX CORPORATION

IFX Corporation (“IFX”) (OTCBB: FUTR.OB, www.ifxcorp.com) is a Latin American Network Service Provider. The Company’s operations are headquartered in Miami Lakes, Florida. IFX operates a pan-regional Internet Protocol network that is marketed under the IFX Networks brand name, provides Internet network connectivity and offers a broad range of value-added services to multinationals, Internet Service Providers, telecommunications carriers and small to medium-sized businesses in Latin America. Although the Company’s primary focus is to pursue multinational businesses, carriers and small to medium-sized businesses in Latin America, the Company continues to provide consumer Internet products and services.

IFX offers network solutions that include region-wide wholesale and private label Internet access, dedicated fixed wireline and wireless Internet access, unlimited dial-up roaming access to IFX Network’s POPs throughout the Latin American region, web design, web-hosting and co-location, dial-up local area network, or LAN services, and virtual private network, or VPN services, and full technical support.